EXHIBIT 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into effective this 1st day of July, 2004, by and between COLUMBIA STATE BANK, a Washington banking corporation (the “Bank”) and EVANS Q. WHITNEY (“Employee”).

RECITALS

The Bank currently receives the exclusive services of Employee as its employee, and Employee desires that this employment relationship continue.

The Bank desires to provide a severance benefit to Employee (i) to encourage Employee to continue employment with the Bank; (ii) to continue obtaining Employee’s services in the event of a potential Change in Control (as defined below) of Columbia Banking System, Inc. (“CBSI”), the parent holding company of the Bank, that may be detrimental to the Employee; and (iii) to allow CBSI to maximize the benefits obtainable by its shareholders from any Change in Control.

In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

AGREEMENT

1. Term. The term of this Agreement (“Term”) shall commence as of the date first above written and shall end on the termination of Employee’s employment in a manner that does not constitute a Termination Event (as defined below); provided, however, that the Bank may terminate this Agreement by providing Employee with written notice of termination, and such termination will be effective one year following the date of such notice.

2. Severance Benefit. In the case of a Termination Event, as defined in Section 4, (i) the Bank shall pay to Employee all salary and benefits earned through the effective date of Employee’s termination and a severance benefit (“Severance Benefit”) in an amount equal to (x) two times the amount of Employee’s then-current annual base salary, and (y) two times the amount of any incentive compensation Employee received (or was entitled to receive) for the calendar year immediately preceding the year in which the Termination Event occurs, and (ii) vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. Payment of the Severance Benefit shall begin, and vesting and lapse of restrictions described in the preceding sentence shall occur, (i) in the case of a Termination Event described in paragraph 4.2, upon the effective date of termination, and (ii) in the case of a Termination Event described in paragraph 4.3, upon the effective date of the Change of Control which is then pending (or announced within six months following the date when the Employee’s employment terminated). The Severance Benefit shall be paid over a two-year period in equal regular periodic payments without interest on the same dates that other salaried employees of the Bank are paid.

3. Other Compensation and Terms of Employment. Except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Employee, or upon any of the other terms of Employee’s employment with the Bank.

4. Termination Events. Termination Event shall be deemed to occur upon, and only upon, one or more of the following:

4.1 Termination by Employee of his employment for any reason within 60 days following the effective date of a Change in Control; or

4.2 Termination of Employee’s employment by the Bank without Cause (as defined below) or by Employee for Good Reason (as defined below) within 730 days following the effective date of a Change of Control; or

4.3 Termination of Employee’s employment by the Bank without Cause prior to a Change of Control if such termination occurs at any time from and after six months prior to the public announcement by CBSI or any other party of a transaction which will result in a Change in Control; provided that the effective date of the Change of Control occurs within eighteen (18) months of Employee’s termination.

5. Restrictive Covenant.

5.1 Non-competition. Employee agrees that, during Employee’s employment with the Bank or any of its affiliates and for a period of two years after commencement of the payment to Employee of the Severance Benefit, Employee will not directly or indirectly become interested in, as a “founder,” organizer, principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or will compete with CBSI, the Bank or any of their affiliates (together the “Company”), including any successor, within any county in which the Company does business; provided that Employee’s covenant not to compete shall terminate in the event Employee waives the right to payment of any balance of the Severance Benefit then payable; and provided further, that Employee shall not be deemed a “principal shareholder” unless (i) Employee’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) Employee is active in the organization, management or affairs of such institution. The provisions restricting competition by Employee may be waived by action of the Board. Employee recognizes and agrees that any breach of this covenant by Employee will cause immediate and irreparable injury to the Company, and Employee hereby authorizes recourse by the Bank or CBSI to injunction and/or specific performance, as well as to other legal or equitable remedies to which either may be entitled.

5.2 Non-interference. During the non-competition period described in Section 5.1, Employee shall not (a) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (b) solicit or attempt to solicit any customer of the Company to cease doing business with the Company or to otherwise divert such customer’s business from the Company, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company to cease doing business with the Company.

5.3 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth in Section 5.1 above is unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The covenants in this paragraph shall survive termination of this Agreement.

6. Definitions.

6.1 Cause. “Cause” shall mean only (i) willful misfeasance or gross negligence in the performance of Employee’s duties, (ii) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (iii) conviction of a felony.

6.2 Change of Control. “Change of Control” shall mean the occurrence of one or more of the following events:

6.2.1 One person or entity acquiring or otherwise becoming the owner of twenty-five percent (25%) or more of CBSI’s outstanding common stock;

6.2.2 Replacement of incumbent directors or election of newly-elected directors constituting a majority of the Board of CBSI where such replacement or election has not been supported by the Board; or

6.2.3 Dissolution, or sale of fifty percent (50%) or more in value of the assets, of either CBSI or the Bank.

6.3 Good Reason. “Good Reason” shall mean (i) any reduction of Employee’s salary or any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank, (ii) any changes in Employee’s authority or duties substantially inconsistent with Employee’s then office position; or (iii) any transfer to a location more than thirty miles from Employee’s then office location.

7. Miscellaneous.

7.1 This Agreement contains the entire agreement between the parties with respect to the subject matter, and is subject to modification or amendment only upon amendment in writing signed by both parties.

7.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assign of the parties.

7.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

7.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the disputes shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

7.5 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address or such other address as addressee shall designate in writing:

Company:	Columbia Bank
1301 ‘A’ Street, Ste. 800
Tacoma, WA 98402-4200
Attn: Corporate Secretary

Employee:	Evans Q. Whitney
16 35th Avenue NW
Gig Harbor, WA 98335

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

COLUMBIA STATE BANK

/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

EMPLOYEE

/s/ Evans Q. Whitney
Evans Q. Whitney